As filed with the Securities and Exchange Commission on March 6, 1995 Registration No. 33-
=====================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                           ____________________

                                 FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                          SECURITIES ACT OF 1933

                             NYNEX CORPORATION
          (Exact name of registrant as specified in its charter)

                        1095 Avenue of the Americas
                         New York, New York 10036
                              (212) 395-2121
                       (Address, including zip code,
                           and telephone number
                   including area code, or registrant's
                       principal executive offices)

                                 Delaware
                 (State of incorporation or organization)

                                13-3180909
                    (I.R.S. Employer Identification No.)

                                P.M. Cicone
                            Vice President and
                                comptroller
                             NYNEX Corportion
                          1113 Westchester Avenue
                       White Plains, New York 10604
                              (914) 644-6400
                  (Name, address including zipe code, and
                 telephone numberm including area code of
                             agent of service)

              Please address a copy of all communications to:

                         Morrison DeS. Webb, ESQ.
               Executive Vice President and General Counsel
                             NYNEX Corporation
                           1113 Westcher Avenue
                       White Plains, New York 10604

Approximate date of commencmentt of proposed sale to the public: From tiem to time after the effective date o the Registration Statement as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or itnerest reinvestement plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 uner the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.


                     CALCULATIONS OF REGISTRATION FEE

                                  Proposed     Proposed
Title of Each                     Maximum      Maximum
Class of            Amount to     Offering     Aggregate     Amount of
Securities to       be            Price Per    Offering      Registration
be Registered       Registered    Unit (1)     Price(1)      Fee
- --------------------------------------------------------------------
Common Stock(2)     $367,722      38.25       $14,065,366   $4,850.17
Par Value $1
per share.


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) based upon the average high and low per share of Common Stock of NYNEX Cpropration as quoted on the New York Stock Exchange-- Composite Transactions listing for February 17, 1995.
(2) Includes Junior Participating Preferred Stock and related purchase rights, which prior to the occurrence of certain events will not be exercisable or evidenced separately from the Common Stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
                   SUBJECT TO COMPLETION, DATED __, 1995
PROSPECTUS


                              367,722 SHARES

                       NYNEX CORPORATION

                               COMMON STOCK
                        (Par Value $1.00 Per Share)

                          _______________________


 NYNEX's Common Stock is traded on the New York, Boston, Chicago, Pacific
                                    and
                       Philadelphia Stock Exchanges.


                          _______________________


     All the shares of NYNEX Common Stock being offered hereby (the "Shares") are being sold for the account of a certain stockholder (the "Selling Stockholder") of NYNEX Corporation ("NYNEX"). NYNEX will not receive any of the proceeds from the sale of the Shares. The last reported sale price of NYNEX Common Stock on the New York Stock Exchange-Composite Transactions Index on ---- was ---- per share.

     The Selling Stockholder (and its donees, distributees, pledgees and personal representatives) may, from time to time, offer for sale and sell or distribute the Shares to be offered by them hereby (a) in regular way brokerage transactions on the New York Stock Exchange or in exchange distributions through the facilities of said Exchange, (b) in options transactions, (c) in negotiated transactions or (d) through other means. Sales will be effected at market prices prevailing at the time of sale or at such other prices as may be obtainable and as may be satisfactory to the Selling Stockholder.

     The Selling Stockholder may effect such transactions by selling Shares to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder (which compensation, if any, is not expected to be in excess of customary commissions). In connection with the sale of the Shares, the Selling Stockholder may be deemed to have received compensation from NYNEX in the form of underwriting discounts. The Selling Stockholder and any dealers that participate with the Selling Stockholder in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended ("Securities Act").

     NYNEX has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
      THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                      A CRIMINAL OFFENSE.
                          _______________________

           , 1995
     IN CONNECTION WITH THIS OFFERING, THE SELLING STOCKHOLDER MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF NYNEX'S COMMON STOCK OR OPTIONS TO ACQUIRE OR SELL SHARES OF COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK, BOSTON, CHICAGO, PACIFIC AND PHILADELPHIA STOCK EXCHANGES, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                           AVAILABLE INFORMATION

     NYNEX is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information filed by NYNEX can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following SEC Regional Offices: Seven World Trade Center, New York, NY 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60601-2511. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

     NYNEX has filed with the SEC Registration Statements on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, covering the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from the Prospectus in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement.
                             ______________________

                  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents (File No. 1-8608 for each) are incorporated herein by reference:

     (1) NYNEX's Annual Report on Form 10-K for the year ended December 31, 1993, as amended;

     (2) NYNEX's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1994, as amended;

     (3) NYNEX's Current Reports on Form 8-K dated December 24, 1993, January 24, 1994, March 3, 1994, March 24, 1994, June 30, 1994,
          September 26, 1994, October 20, 1994 and December 8, 1994 and filed with the SEC on January 13, 1994, March 1, 1994, March 4, 1994, March 31, 1994, July 5, 1994, October 4, 1994, October 28,
          1994, and December 22, 1994, respectively; and

     (4) The description of NYNEX's Common Stock on Form 10 dated November 15, 1983 and Form 8-A dated October 20, 1989, as amended by Form 8-A/A dated April 28, 1994.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of the above documents (excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference therein) may be obtained upon written or oral request without charge by each person to whom this Prospectus is delivered from the Treasurer of NYNEX, 1113 Westchester Avenue, White Plains, NY 10604 (telephone number (914) 644-6400).

                             NYNEX CORPORATION

     NYNEX was incorporated on October 7, 1983 under the laws of the State of Delaware and has its principal executive offices at 1095 Avenue of the Americas, New York, NY 10036 (telephone number (212) 395-2121). NYNEX is a holding company with various subsidiaries engaged in the provision of telecommunications products and services, directory publishing and other business services.

                            SELLING STOCKHOLDER

     The Shares, as listed below, may be offered by the Selling Stockholder named below (or by its donees, distributees, pledgees or personal representatives). The only stock of NYNEX owned by the Selling Stockholder are the Shares which are the subject of this offering. The Selling Stockholder acquired the Shares from its parent corporation, Monohansett, Inc. ("Monohansett"), which had acquired the shares from NYNEX pursuant to a Stock Purchase Agreement (the "Purchase Agreement") by and among NYNEX, Monohansett and Naushon Trust, dated as of January 25, 1995, under the terms of which NYNEX acquired all of the outstanding capital stock of The Elizabeth Islands Telephone Company ("EITC"). Such Selling Stockholder and its affiliates have not had material relationships with NYNEX or any affiliate thereof during the three years preceding such acquisition. From August 1, 1989 through January 26, 1995, EITC, which was than an affiliate of the Selling Stockholder, had a limited partnership interest in Cape and Islands Cellular Limited Partnership ("Cape and Islands"). The general partner of Cape and Islands is an affiliate of NYNEX. On January 26, 1995, EITC was acquired by NYNEX as discussed above. The Purchase Agreement provides that NYNEX will pay certain costs and expenses in connection with this Registration Statement, which are estimated to be $XX,XXX. The Registration Statement also contains mutual indemnification provisions covering this Registration Statement and offering.

Selling Stockholder:

                                                  Number of Shares
                                                       Held Prior
               Name and Address                     to this Offering

                 Ramcat, Inc.                       367,722
                 c/o J.M. Forbes & Co.
                 79 Milk Street
                 Boston, Massachusetts  02109

                                  EXPERTS

     The consolidated financial statements and related financial statement schedules of NYNEX and its subsidiaries included or incorporated by reference in NYNEX's Annual Report on Form 10-K, as amended, for the year ended December 31, 1993, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in the report of such firm. The consolidated financial statements and financial statement schedules referred to above are incorporated by reference herein in reliance upon the report of Coopers & Lybrand L.L.P. given upon the authority of that firm as experts in accounting and auditing.

                               LEGAL MATTERS

     The legality of the Securities to be offered hereby will be passed upon for NYNEX by Morrison DeS. Webb, Executive Vice President and General Counsel of NYNEX.



      No dealer, salesperson or
 other individual has been
 authorized to give any
 information or to make any
 representations not contained
 or incorporated by reference in
 this Prospectus Supplement or
 the accompanying Prospectus
 and, if given or made, such
 information or representations
 must not be relied upon as
 having been authorized by NYNEX        NYNEX CORPORATION
 or any underwriter, dealer or
 agent.  Neither this Prospectus          [NYNEX LOGO]
 Supplement nor the accompanying
 Prospectus constitutes an offer
 to sell or a solicitation of an
 offer to buy any of the
 securities offered hereby or
 thereby in any jurisdiction to        __________________
 any person to whom it is
 unlawful to make such offer in            PROSPECTUS
 such jurisdiction. Neither the
 delivery of this Prospectus           __________________
 Supplement and the accompanying
 Prospectus nor any sale made
 hereunder or thereunder shall,
 under any circumstances, create
 any implication that the
 information herein or therein
 is correct as of any time
 subsequent to the date hereof
 or thereof or that there has
 been no change in the affairs
 of NYNEX since such date.


        _________________

      Table of Contents
                                Page

 Available Information             2
 Incorporation of Documents
   by Reference                    2
 NYNEX Corporation                 3
 Selling Stockholder               3
 Experts                           3
 Legal Matters                     3

                                                    ,1995

                                  PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.+

  Securities and Exchange Commission Filing Fee       $     4,881
          Accountants' Fees and Expenses                   20,000*
          Blue Sky Fees and Expenses                        1,000*
          Stock Exchange Listing Fees                      25,000*
            Total                                     $    50,881


____________________
     +None of these expenses are being borne by the Selling Stockholder.

     *Estimated.


Item 15. Indemnification of Directors and Officers.

     Section 145, as amended, of the Delaware General Corporation Law provides that a Delaware corporation may indemnify, among others, its officers, directors, employees and agents under the circumstances described in the statute. Article 9, as amended May 6, 1987, of the Restated Certificate of Incorporation of NYNEX provides for indemnification of NYNEX directors and officers as follows:

          "9.1   The corporation shall indemnify any person who was or is a party or witness, or is threatened to be made a party or witness, to any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the corporation), whether civil, criminal, administrative or investigative (including a grand jury proceeding), by reason of the fact that he or she (a) is or was a director or officer of the corporation or, (b) as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent, partner or trustee (or in any similar position) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent authorized or permitted by the General Corporation Law of Delaware and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or in connection with any appeal thereof; provided, however, that, except as provided in Section 9.2 of this Article with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the initiation of such action, suit or proceeding (or part thereof) was authorized by the Board of Directors. Such right to indemnification shall include the right to payment by the corporation of expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in advance of the final disposition of such action, suit or proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article or otherwise.

          9.2 Any indemnification or advancement of expenses required under this Article shall be made promptly, and in any event within sixty days, upon the written request of the person entitled thereto. If a determination by the corporation that the person is entitled to indemnification pursuant to this Article is required, and the corporation fails to respond within sixty days to a written request for indemnity, the corporation shall be deemed to have approved such request. If the corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within sixty days, the right to indemnification and advancement of expenses as granted by this Article shall be enforceable by the person in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action or proceeding shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses pursuant to this Article where the required undertaking has been received by the corporation) that the claimant has not met the standard of conduct set forth in the General Corporation Law of Delaware, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including the Board of Directors, independent legal counsel or the stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor the fact that there has been an actual determination by the corporation (including the Board of Directors, independent legal counsel or the stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          9.3 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of the provisions of this
     Article 9 shall not affect any obligations of the corporation or any rights regarding indemnification and advancement of expenses of a director, officer, employee or agent with respect to any threatened, pending or completed action, suit or proceeding for which indemnification or the advancement of expenses is requested, in which the alleged cause of action accrued at any time prior to such repeal or modification.

          9.4 The corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article, the General Corporation Law of Delaware or otherwise.

          9.5 If this Article or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer of the corporation as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, a grand jury proceeding and an action, suit or proceeding by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated, by the General Corporation Law of Delaware or by any other applicable law."

     Substantially identical indemnification provisions are contained in NYNEX's By-Laws.

     The directors and officers of NYNEX are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by NYNEX.


Item 16. Exhibits.

      5(a)     Opinion of Morrison DeS. Webb, Executive Vice President and
          General Counsel of NYNEX Corporation.

    23(a) Consent of Coopers & Lybrand L.L.P., independent accountants.

    23(b) Consent of Morrison DeS. Webb, Executive Vice President and
          General Counsel of NYNEX Corporation, is contained in his opinion filed as Exhibit 5(a).

    24    Powers of Attorney

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, NYNEX Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 28th day of February, 1995.

                              NYNEX CORPORATION


                              By     P. M. Ciccone
                                    (P. M. Ciccone, Vice President and
                                    Comptroller)


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated.

Principal Executive Officer:            President and
     I. G. Seidenberg*                       Chief Executive Officer



Principal Financial Officer:
      A. Z. Senter*                Executive Vice President and
                                 Chief Financial Officer


Principal Accounting Officer:
       P. M. Ciccone*                   Vice President and Comptroller


A Majority of Directors:

     John Brademas*
     Randolph W. Bromery*
     John J. Creedon*
     William C. Ferguson*
     Helene L. Kaplan*              *By  P. M. Ciccone
     Elizabeth T. Kennan*               (P. M. Ciccone, as attorney-in-fact
     Edward E. Phillips*                        and on his own behalf as
     Frederic V. Salerno*                     Principal Accounting Officer)
     Ivan Seidenberg*
     Walter V. Shipley*                   February 28, 1995